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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE:                                                      NEWS
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January 18, 2001                                                     Nasdaq-ACTT

           ACT teleconferencing ANNOUNCES ACQUISITION OF REMAINING
             40% OF ITS united kingdom SUBSIDIARY FOR $9.5 MILLION

     COMPANY ESTIMATES TRANSACTION COULD INCREASE EPS BY 15 CENTS IN 2001

DENVER -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, today announced it has acquired the remaining 40% of its 60%-held U.K. subsidiary, ACT Teleconferencing Limited, from its U.K. partner and co-shareholder David Holden.

Under terms of the agreement, the transaction is valued at approximately $9.5 million, of which approximately half will be paid by cash, short term notes, and 360,000 shares of ACT restricted common stock. The balance will be financed through a series of notes maturing in 2002 through 2005. In addition, Mr. Holden's employment agreement, which includes provisions for the protection of the subsidiary's proprietary information and goodwill, has been amended and extended through December 31, 2005.

Located in Harrow, England, ACT-U.K. presently accounts for 35% of ACT's total worldwide revenues and serves blue chip investment banking, high tech and professional services clients. Gavin J. Thomson, ACT's CFO and Vice Chairman, said the transaction equals 1.6 times expected year 2000 revenues for the U.K. company. Thomson estimated that on current performance the acquisition will contribute approximately 15 cents per fully diluted share to its consolidated earnings in 2001. "The continued excellent performance in the U.K. is obviously dependent upon continued favorable market conditions and pricing which are presently looking strong, and we are usually conservative in our estimates," said Thomson. He added that if the transaction was accounted for on a pro forma basis, it would increase year 2000 expected consolidated earnings per share by about 25%.

Thomson said the purpose of the transaction was to more fully integrate its highly profitable United Kingdom subsidiary with ACT's rapidly expanding European and global operations. "Due to ownership structures, we have had some cost duplication in Britain and continental Europe. These operations can now be consolidated, resulting in significant savings for ACT and its European operations."

Commenting on the agreement, Holden said, "Eight years ago, Jerry Van Eeckhout and I set out with $100,000 in capital to create one of the leading teleconferencing service providers in the U.K. The success achieved by ACT has exceeded even our lofty expectations. Over the last eight years, we have delivered a highly profitable return in the U.K. while achieving an average annual revenue growth rate of over 40% each year with increasing market share and a strong quality focus. I am delighted to be a part of continuing our track record of delivering substantial growth and increased shareholder value."


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Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide.
The Company's operations have grown from the original single location in Denver to 12 service delivery centers and 13 sales offices in 9 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Sydney and Adelaide. The Company's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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                                   CONTACTS:

ACT Teleconferencing, Inc.                       Pfeiffer Public Relations, Inc.
Gavin Thomson, Chief Financial Officer               KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                Ph: 303/393-7044
E-mail: gthomson@acttel.com                            E-mail: kc@pfeifferpr.com
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